Exhibit 99.T3A.6

TRANSLATION of the Deed of Amendment of the Articles of Association of Oregan Baltic Commercial Properties B.V. (new name: Algoma Holdings B.V.) registered in Amsterdam (The Netherlands) The undersigned: Bart Herman Theodor Terhorst, Civil Law Notary, officiating in Utrecht, declares that the attached document is a fair but informal English translation of the Deed of Amendment of the Articles of Association of Oregan Baltic Commercial Properties B.V. (new name: Algoma Holdings B.V.), executed on June 27, 2007. In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so, the Dutch text will by law govern. Utrecht, The Netherlands, June 27, 2007

 HOLLAND VANGIJZEN ADVOCATEN EN NOTARISSEN 2007BT994818SL 60200976/17125872 UNOFFICIAL TRANSLATION OF THE DEED OF AMENDMENT OF THE ARTICLES OF ASSOCIATION of: Oregan Baltic Commercial Properties B.V. (new name: Algoma Holdings B.V.) This twenty seventh day of June two thousand and seven appeared before me, mr. Bart Herman Theodor Terhorst, Civil Law Notary (Notaris) in Utrecht, the Netherlands, hereinafter referred to as: “Notary”: Ms Rona Yvonne Utrecht, born in Nieuwegein on June twelfth, nineteen hundred seventy-four, employed at and electing domicile in this matter at my, civil-law notary’s office (3584 BL Utrecht, Euclideslaan l)according to her statement acting in order to implement a resolution to amend the articles of association, passed on the eighth day of June two thousand and seven by the former sole shareholder without holding a meeting of Oregan Baltic Commercial Properties B.V. a private company with limited liability, having its registered office in Amsterdam, the Netherlands and its place of business at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, registered with the Chamber of Commerce for Amsterdam, the Netherlands under file number 34241679, hereinafter to be referred to as: the “company”, by which resolution the appearer was also authorized to implement the aforementioned resolution. The appearer, acting as mentioned, stated that as a result of the aforementioned resolution to amend the articles of association and the ministerial certificate that no -impediments are evidenced, granted by virtue of Section 235 of Book 2 of the Dutch 1

 Civil Code, as from today in the articles of association of the company the following amendment is made: ARTICLES OF ASSOCIATION Name and Registered Office. Article 1 1. The Company is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and its name is: Algoma Holdings B.V. 2. The Company has its registered office in Amsterdam, the Netherlands. Objects. Article 2, The objects for which the Company is established are: a. to acquire and dispose of participations or other interests in corporate bodies, companies and enterprises, to collaborate with and to manage such corporate bodies, companies or enterprises; b. to acquire, commercially exploit and dispose of intellectual and/or industrial property rights, including know-how, whether or not patented, and to acquire and dispose of property; c. to supply or procure the supply of money loans, particularly - but not exclusively - loans to corporate bodies and companies which are subsidiaries and/or affiliates of the Company or in which the Company holds any interest, as well as to draw or to procure the drawing of money loans; d. to enter into agreements whereby the Company commits itself as guarantor or severally liable co-debtor, or grants security or declares itself jointly or severally liable with or for others, particularly - but not exclusively - to the benefit of corporate bodies and companies as referred to above under c.; e. to enter into industrial, financial and commercial activities; f. to do all such things as are incidental or conducive to the above objects or any of them. Authorized capital. Article 3. 1. The authorized capital of the Company is ninety thousand Euro (EUR 90,000.00). 2. The authorized capital is divided into ninety (90) shares, of a nominal value of one thousand Euro (EUR 1,000.00) each. 3. All shares shall be registered shares. No share certificates shall be issued. 4. The Company may give its co-operation in the issue of depository receipts. 2

 Register of shareholders. Article 4. The Board of Directors shall keep a register in which shall be recorded all particulars as prescribed by law concerning shareholders, usufructuaries and pledgees. Transfer of shares. Exercise of shareholder’s rights. Usufruct. Pledge. Article 5. 1. The delivery of title to a share shall require a notarial deed executed for that purpose. 2. Following the transfer the rights attached to the shares concerned may not be exercised until the deed has been served upon the Company or until the Company has acknowledged the transaction in writing. 3. The provision in the preceding paragraph shall not apply if the Company itself has been a party to the transaction. 4. If a usufruct or pledge on shares is established, the usufructuary and pledge may have the voting rights, with due observance of all requirements which the law imposes upon such transfer of voting rights. 5. The expressions “written” and “in writing” used in these Articles of Association means: communications sent by post or telecopier or by any other means of telecommunications capable of transmitting written text and signatures. Issue of shares. Article 6. 1. The General Meeting of shareholders - hereinafter referred to as: the “General Meeting” - has the power to resolve to issue shares and to determine the price of issue and the other terms of issue, which terms may include payment on shares in a foreign currency. 2. The provisions of paragraph 1 shall apply mutatis mutandis to the granting of rights to take shares, but not to the issue of shares to a person exercising a previously acquired right to take shares. 3. The issue of shares shall require a notarial deed. 4. The Company cannot take shares in its own capital. 5. When shares are taken the amount of their nominal value must be paid at the same time. It may be agreed that part of that amount, such part not to exceed three fourths of the nominal value of the shares, may remain unpaid until the Company shall make a call in respect of the monies unpaid on the shares. Pre-emptive right at issue of shares. Article 7. 3

 1. Except as otherwise provided by law, at the issue of shares each shareholder shall have a pre-emptive right pro rata to the total amount of the shares held by him on the date of the resolution to issue shares. 2. The General Meeting may, each time in respect of one particular issue of shares, resolve to limit or to exclude the pre-emptive right of subscription for shares, provided that such resolution be passed at the same time as the resolution to issue shares. Acquisition by the Company of its own shares or depository receipts of such shares. Article 8. 1. Any acquisition by the Company of partly-paid shares in its own capital or depository receipts issued for such shares shall be null and void. 2. Fully paid up shares or depository receipts may be acquired by the Company: a. either gratuitously or by universal succession; or b. by virtue of a resolution to that effect of the General Meeting and with due observance of all requirements which the law imposes upon such acquisition. 3. The Company may make loans with a view to enabling others to take or acquire shares in its capital or depository receipts thereof, provided that such loans shall not exceed the amount of the Company’s distributable reserves. Reduction of capital. Article 9. The General Meeting may resolve to reduce the issued capital by cancellation of shares which are held by the Company itself or the depository receipts of which are held by the Company, or by a reduction of the nominal value of the shares by alteration of the Articles of Association. Transfer restrictions. Article 10. 1. In order to be valid, every transfer of shares shall require the prior approval of the general meeting, unless all shareholders have given their approval in writing. The approval shall be valid for three months only. 2. The shareholder who wishes to transfer his shares - hereinafter to be referred to as the “proposing transferor” - shall inform the board of managing directors by registered mail or return receipt requested, specifying the number of shares to be transferred and the person(s) to whom he wishes to transfer his shares. 4

 3. The board of managing directors shall be obliged to call a general meeting to be held within six weeks of receiving the proposing transferor’s notification. The convening notice shall state the content of the notification. 4. If the general meeting grants the approval requested, the transfer must take place within the following three months. 5. Approval shall be deemed given if: a. the general meeting referred to in paragraph 3 has not been held within the term set in that paragraph; b. that general meeting has failed to decide on the request for approval; c. simultaneously with its refusal, the general meeting fails to notify the proposing transferor of the name(s) of (an)other party(ies) interested in purchasing for cash all shares to which the request for approval relates. If the situation under paragraph 5a. above occurs, approval shall be deemed to have been given on the last date on which the general meeting should have been held. 6. Unless the proposing transferor and the interested party(ies) specified by the general meeting and accepted by the proposing transferor make deviating arrangements regarding the price or the method of determining the price, the purchase price of the shares shall be determined by an independent expert to be appointed at the request of the party with the greatest interest by the Chairman of the Chamber of Commerce and Industry, which holds the trade register in which the company is registered. 7. The proposing transferor shall remain entitled to withdraw his offer, provided that he does so within one month of having been informed of the name of the party to whom he may transfer all of the shares specified in the request for approval and of the price offered for the shares. 8. The costs incurred in determining the purchase price shall be borne: a. by the proposing transferor if he withdraws his offer; b. in equal parts by the proposing transferor and the buyers if the shares are purchased by the interested parties, on the understanding that every buyer shall contribute to the costs in proportion to the number of shares he has bought; c. by the company, in all cases not included under a. or b. 9. The company itself may propose to buy the shares as contemplated in paragraph 5(c) only if the proposing transferor so consents. BOARD OF DIRECTORS. Article 11. 5

 1. The Company will be managed by a Board of Directors consisting of one or more Directors A and/or one or more Directors B. “ Directors” will refer to the Directors A and/or the Directors B, whereas “a Director” will refer to either a Director A or a Director B, unless the intent is obviously or clearly otherwise. 2. The Directors shall be elected by the General Meeting. The General Meeting shall determine the remuneration and further terms of employment of each Director. 3. A Director may be suspended and/or removed from office by the General Meeting at any time. The Director concerned shall be given the opportunity to account for his conduct at the General Meeting. For that purpose he may have himself assisted by a legal adviser. Decision-making by the Board of Directors. Article 12. If the Board of Directors consists of several members, resolutions of the Board of Directors shall require an absolute majority of the votes cast. If the voting for and against a proposal is equally divided, another vote shall be taken if so demanded by any Director. If no second vote is taken or if the voting for and against the proposal is again equally divided, the General Meeting shall have the power to decide on the proposal concerned. Directors’ ceasing to hold office or being unable to act. Article 13. In the event that one or more Directors shall cease to hold office or be unable to act, the other or remaining Directors or the only other or remaining Director shall be temporarily entrusted with the management of the Company. In the event that all Directors or the sole Director shall cease to hold office or be unable to act, the management of the Company shall be temporarily entrusted to the person designated or to be designated for that purpose by the General Meeting. Representation. Article 14. 1. The Board of Directors shall represent the Company. The power to represent the Company shall also vest in a Director A and a Director B acting jointly. 2. The Board of Directors may grant power of attorney for signature to one or several persons and may alter or revoke such power of attorney. 3. If a Director performs any transaction in a private capacity to which transaction the Company also is a party, or if a Director, acting in his private capacity, conducts any legal action against the Company other than as referred to in Section 15 of Book 2 Dutch Civil Code, the Company shall be represented by 6 one or more persons to be designated by the General Meeting. In all other events of a conflict of interest between the Company and a Director, the Company may be represented in accordance with paragraph 1 of this Article. The General Meeting shall at all times be competent to designate one or more other persons for this purpose. 4. Without regard to whether a conflict of interest exists or not, all legal acts of the Company vis-a-vis a holder of all of the shares, whereby the Company is represented by such shareholder shall be laid down in writing. For the application of the preceding sentence, shares held by the Company or its subsidiaries shall not be taken into account. 5. Paragraph 4 does not apply to legal acts that, under their agreed terms, form part of the normal course of business of the Company. Restrictions of executive powers. Article 15. 1. The General Meeting may determine that certain resolutions of the Board of Directors shall be subject to its prior approval, provided that the General Meeting shall carefully describe such Board resolutions and notify the Board of Directors accordingly. 2. The absence of any approval required pursuant to this Article shall not affect the power of representation of the Board of Directors or Director(s). GENERAL MEETING. Notice and venue of the General Meeting. Article 16. 1. The power to call the General Meeting shall vest in: a. the Board of Directors and each Director individually; b. each and every shareholder. 2. Notice of the General Meeting must be given to each shareholder, each usufructuary of shares entitled to vote, each pledgee of shares entitled to vote, and each holder of depository receipts issued for shares with the co-operation of the Company. The term of notice must be at least fifteen days before the day on which the meeting is held. Notice shall be given by means of letters, specifying the subjects to be discussed at the meeting. 3. Each and every shareholder and each and every holder of depository receipts issued for shares with the co-operation of the Company who alone or together represent more than one hundredth part of the issued and outstanding share capital have the right to add items to the agenda of the General Meeting if and when the item on the agenda has been filed at least thirty days before the 7

 General Meeting and if en when the Company does not have an important reason not to discuss the subject in the General Meeting. 4. If the term of notice has not been observed or if notice has not been given or has not been served in the appropriate manner, valid resolutions may nevertheless be passed, also in respect of subjects which have not been announced or the announcement of which has not been made in the prescribed manner, provided that any such resolution be passed unanimously at a General Meeting at which the entire issued and outstanding share capital is represented. 5. General Meetings may be held in the municipality in which the Company’s office is situated and in the municipality of Haarlemmermeer (Schiphol Airport). Entirely without prejudice to the provisions of paragraph 4, any resolution passed at a General Meeting held elsewhere shall be valid only if the requirements of notice set out in paragraph 2 of this Article have been complied with and the entire issued and outstanding share capital is represented. Chairmanship of the General Meeting. Minutes. Article 17. 1. The General Meeting itself shall appoint its Chairman. 2. The Chairman shall designate a person charged with keeping the minutes. The minutes shall be adopted by the General Meeting at the same meeting or at a subsequent meeting, in evidence of which the minutes shall be signed by the Chairman and the secretary of the meeting at which the minutes were adopted. Voting rights. Decision-making. Article 18. 1. Each share carries the right to cast one vote. 2. Unless the law or the Articles of Association stipulate a larger majority, all resolutions of the General Meeting shall be passed by an absolute majority of the votes cast. 3. Blank votes and invalid votes shall not be counted. 4. Directors shall have an advisory vote at general meetings in that capacity. 5. If at the election of persons the voting for and against the proposal is equally divided, another vote shall be taken at the same meeting; if then again the votes are equally divided, then - without prejudice to the provision in the next following sentence of this paragraph - a drawing of lots shall decide. If at an election of persons the vote is taken between more than two candidates and none of the candidates receive the absolute majority of votes, another vote - where necessary after an interim vote and/or a drawing of lots - shall be taken 8 between the two candidates who have received the largest number of votes in their favor. If the voting for and against any other proposal than as first referred to in this paragraph is equally divided, that proposal shall be rejected. Decision-making outside a meeting. Article 19. Unless there are holders of depository receipts issued with the co-operation of the Company, pledgees entitled to vote and/or usufructuaries of shares entitled to vote, any resolution which shareholders entitled to vote can pass at a General Meeting may also be passed by them outside a meeting, provided that they all express themselves in writing in favor of the proposal concerned. The persons who have passed a resolution outside a meeting shall immediately inform the Board of Directors of that resolution. Financial Year. Annual accounts. Article 20. 1. The financial year of the Company shall run from the first day of April up to and including the thirty-first day of March of the following year. 2. Each year within five months after the end of the Company’s financial year, save where this term is extended by a maximum of six months by the General Meeting on account of special circumstances, the Board of Directors shall draw up annual accounts and an annual report on that financial year. To these documents shall be added the particulars referred to in Section 392, sub-section 1, of Book 2 of the Dutch Civil Code, unless article 396 of Book 2 of the Dutch Civil Code is applicable. However, if the provisions of Section 403 of Book 2 of the Dutch Civil Code have been applied to the Company and if and to the extent that the General Meeting does not decide otherwise: a. the obligation to draw up the annual report and b. the obligation to add to the annual accounts the particulars referred to in Section 392 shall not apply. 3. The annual accounts shall be signed by all Directors. If the signature of one or more of the Directors is missing, this and the reason for such absence shall be stated. Annual General Meeting. Approval of annual accounts. Article 21. 1. Each year at least one General Meeting shall be held, that meeting to be held within six months after the end of the Company’s last expired financial year. 2. The annual accounts shall exclusively be approved and adopted by the General 9

 Meeting. The discharge of directors for their conduct of affairs does not automatically result from the approval of the annual accounts, but should be dealt with as a separate item on the agenda of the general meeting. Profits and losses. Article 22. 1. The profits of the Company shall be at the disposal of the General Meeting. 2. The Company may distribute profits only if and to the extent that its shareholders’ equity is greater than the sum of the paid and called-up part of the issued capital and the reserves which must be maintained by virtue of the law. 3. Dividends may be paid only after approval and adoption of the annual accounts which show that they are justified. 4. For the purposes of determining the allocation of profits any shares or depository receipts held by the Company and any shares or depository receipts of which the Company has a usufruct shall not be taken into account. 5. The General Meeting may resolve to declare interim dividends. A resolution to declare an interim dividend from the profits realized in the current financial year may also be passed by the Board of Directors. Dividend payments as referred to in this paragraph may be made only if the provision in paragraph 2 has been met. 6. A General Meeting declaring a dividend may direct that it is to be satisfied wholly or partly by the distribution of assets. Amendment of the Articles of Association, winding up and liquidation. Article 23. 1. The General Meeting shall have the power to resolve to amend the Articles of Association and to wind up the Company. 2. Unless otherwise resolved by the General Meeting or unless otherwise provided by law, the Directors of the Company shall be the liquidators of the Company. 3. The surplus assets remaining after all the Company’s liabilities have been satisfied shall be divided among the shareholders in proportion to that part of the nominal value of the shares which each one has paid on his shares by virtue of calls made upon the shareholders. Transition statement The current financial year which has started on the first day of January two thousand and seven shall run up to and including the thirty first day of March two thousand and eight Final statements 10

 Finally the appearer, acting as aforementioned, stated: 1. The resolution mentioned in the beginning of this deed as well as the there mentioned authorization, is evidenced by the aforementioned resolution to amend the articles of association, a copy of which shall be appended to this deed. 2. The Ministry of Justice has granted the certificate that there is no evidence of any impediments, as mentioned in Section 235 sub-section 1 of Book 2 of the Dutch Civil Code, on the twenty sixth day of June two thousand and seven, under number B.V. 1358507, as evidenced by a document which shall be appended to the original of this deed. 3. The company has been incorporated by deed, executed before Saskia Laseur Eelman, civil law notary officiating in Amsterdam, the Netherlands, on the thirtieth day of January two thousand and six. The articles of association have not been amended up to now. Attached documents To this deed the following two (2) documents are been attached: - shareholders’ resolution; - ministerial certificate of no objection. This deed, drawn up in one original copy, was executed in Utrecht, the Netherlands, on the date first before written. The person appearing is known to me, Notary. I, Notary, have determined the identity of the person appearing by means of a document designated for that purpose. After the substance of this deed had been made known and explained to the person appearing, she declared that she had noted the contents of this deed timely before its execution, agreed to its contents and did not require it to be read out in full. Subsequently, after a partial reading in accordance with the law, this deed was immediately thereupon signed by the person appearing and by me, Notary. (Signatures) ISSUED AS A TRUE COPY: 11